Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Extra Space Storage Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(f)	78,031,736	N/A	$11,417,045,723.10	0.0001102	$1,258,158.44

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$11,417,045,723.10		$1,258,158.44

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,258,158.44

(1)

This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.01 per share, of Extra Space Storage Inc. (“Extra Space” and such shares, the “Extra Space common stock”) estimated to be issuable by Extra Space pursuant to the mergers described in this registration statement and the Agreement and Plan of Merger, dated as of April 2, 2023, as amended on May 18, 2023, by and among Extra Space, Extra Space Storage LP, Life Storage, Inc. (“Life Storage”), Life Storage LP, Eros Merger Sub, LLC and Eros OP Merger Sub, LLC.

(2)

The number of shares of Extra Space common stock being registered is based upon an estimate of (x) the maximum number of shares of common stock, par value $0.01 per share, of Life Storage (the “Life Storage common stock”) outstanding as of May 18, 2023, including certain shares approved and authorized for issuance, or issuable or expected to be exchanged in connection with the merger, collectively equal to 87,186,298, multiplied by (y) the exchange ratio of 0.895 shares of Extra Space common stock for each share of Life Storage common stock.

(3)

Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of Life Storage common stock as reported on the New York Stock Exchange on May 22, 2023 ($130.95 per share), multiplied by the estimated maximum number of shares (87,186,298) that may be exchanged or converted for the securities being registered.